Staysail Series Trust 485BPOS

Exhibit 99.(h)(2)

FORM OF

TRANSFER AGENT SERVICES AGREEMENT

The nottingham company (llc)

and

NOTTINGHAM SHAREHOLDER SERVICES LLC

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THE NOTTINGHAM COMPANY (LLC)

TRANSFER AGENT AGREEMENT

THIS TRANSFER AGENT AGREEMENT (“Agreement”) is made and entered into as of the 19th day of October 2026 by and between The Nottingham Company (LLC), a North Carolina limited liability company (“Company”), and NOTTINGHAM SHAREHOLDER SERVICES, a North Carolina limited liability company (“Transfer Agent”).

WHEREAS, the Company has entered into a Master Services Agreement with the Staysail Series Trust (“Trust”), an open-end management investment company of the series type which is registered under the Investment Company Act of 1940 (“1940 Act”); and

WHEREAS, the Transfer Agent is in the business of providing dividend disbursing, transfer agent, and shareholder services to investment companies;

WHEREAS, series of the Trust will ordinarily issue for purchase and redeem shares of the series (the “Shares) only in aggregations of Shares known as “Creation Units” in the amount forth on Schedule B (each a “Creation Unit”) principally in kind;

WHEREAS, The Depository Company, a limited purpose Company organized under the laws of the State of New York (“DTC”), or its nominee, will be the registered owner (the “Shareholder”) of all outstanding Shares; and

WHEREAS, the Company desires to appoint the Transfer Agent as the transfer agent, dividend disbursing agent, and agent in connection with certain other activities for the series listed on Schedule A hereto (each, a “Fund,” and collectively, the “Funds), and the Transfer Agent desires to accept such appointment;

NOW THEREFORE, the Company and the Transfer Agent do mutually promise and agree as follows:

1.             Employment. The Company hereby employs Transfer Agent to act as transfer agent for the authorized and issued Shares of the Funds. Transfer Agent, at its own expense, shall render the services and assume the obligations herein set forth subject to being compensated therefore as herein provided.

2.             Delivery of Documents. The Company has furnished the Transfer Agent with copies properly certified or authenticated of each of the following:

(a)           The Company’s Declaration of Company and Certificate of Company, as filed with the State of North Carolina (such Company Instrument, as presently in effect and as it shall from time to time be amended);

(b)           Each Fund’s registration statement (“Registration Statement”) on Form N-1A under the 1940 Act and under the Securities Act of 1933 as amended (the “1933 Act”), including all exhibits, relating to Shares of beneficial interest of, and containing the prospectus (the “Prospectus”) of the Fund, as filed with the Securities and Exchange Commission (the “SEC”) and all amendments thereto. The Company will also make available to the Transfer Agent amendments of or supplements to the foregoing.

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3.             Duties of the Transfer Agent. Subject to the policies and direction of the Board of Trustees, the Transfer Agent will provide day-to-day supervision for the dividend disbursing, transfer agent, and shareholder servicing operations of each of the Funds. Services to be provided shall be in accordance with the Company’s organizational and registration documents as listed in paragraph 2 hereof and with the appropriate Prospectus corresponding to the relevant Fund. The Transfer Agent further agrees that it:

(a)           Will conform to all applicable rules and regulations of the SEC and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other federal and state agency that may now or in the future have jurisdiction over its activities,

(b)           Will provide, at its expense, the non-executive personnel and data processing equipment and software necessary to perform the shareholder servicing functions shown on Schedule B hereof; and

(c)           Will provide all office space and general office equipment necessary for the dividend disbursing, transfer agent, and shareholder servicing activities except as may be provided by third parties pursuant to separate agreements with the Company.

In addition to the Services set forth on Schedule B, the following shall be delivered to DTC participants as identified by DTC as the Shareholder for book-entry only securities: (i) annual and semi-annual reports of the Company; (ii) Company proxies, proxy statements, and other proxy soliciting materials; (iii) Company prospectus and amendments and supplements thereto, including stickers; and (iv) other communications as the Company may from time to time identify as required by law or as the Company may reasonably request.

Notwithstanding anything contained in this Agreement to the contrary, the Transfer Agent (including its directors, officers, employees, and agents) shall not be required to perform any of the duties of, assume any of the obligations or expenses of, or be liable for any of the acts or omissions of, any investment advisor of the Funds or the Company or other unaffiliated third party subject to separate agreements with the Company. The Transfer Agent shall not be responsible hereunder for the administration of the code of ethics of the Company (the “Code of Ethics”) which shall be under the responsibility of the investment advisors, except insofar as the Code of Ethics applies to the personnel of the Transfer Agent. It is the express intent of the parties hereto that the Transfer Agent shall not have control over or be responsible for the placement (except as specifically directed by a shareholder of the Funds), investment or reinvestment of the assets of the Funds or the Company. The Transfer Agent may from time to time, subject to the approval of the Board of Trustees, obtain at its own expense the services of consultants or other third parties to perform part or all of its duties hereunder, and such parties may be affiliates of the Transfer Agent.

4.             Services Not Exclusive. The services furnished by the Transfer Agent hereunder are not to be deemed exclusive, and the Transfer Agent shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Similarly, the Company shall be free to obtain similar services for any series that are not then “Funds” (i.e., listed on Schedule A).

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5.             Books and Records. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Transfer Agent hereby agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any of such records upon the Company’s request.

6.             Expenses. During the term of this Agreement, the Transfer Agent will furnish at its own expense its office space and the executive, supervisory, and clerical personnel reasonably necessary to perform its obligations under this Agreement. As between the parties, the Company assumes and shall be responsible for all other expenses of the Company and/or the Funds not otherwise allocated in this Agreement.

7.             Compensation. For the services provided and the expenses assumed by the Transfer Agent pursuant to this Agreement, the Company will pay the Transfer Agent and the Transfer Agent will accept as full compensation the fees and expenses as Company and Transfer Agent may agree and amend from time to time. Special projects, not included herein and requested in writing by the Board of Trustees, shall be completed by the Transfer Agent and invoiced to the Company on terms mutually agreed upon.

8.             Limitation of Liability. The Transfer Agent shall not be liable for any loss, damage, or liability related to or resulting from the placement, investment, or reinvestment of assets in the Funds or the Company or the acts or omissions of any Fund’s investment advisor or any other unaffiliated third-party subject to separate agreements with the Company. The Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss or damage suffered by the Funds in connection with the performance of this Agreement or any agreement with an unaffiliated third party, except a loss resulting directly from (i) a breach of fiduciary duty on the part of the Transfer Agent with respect to the receipt of compensation for services; or (ii) willful misfeasance, bad faith, negligence, or reckless disregard on the part of the Transfer Agent in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

The provisions contained in this section shall survive the expiration or other termination of this Agreement, shall be deemed to include and protect the Transfer Agent and its directors, officers, employees, and agents and shall inure to the benefit of its/their respective successors, assigns, and personal representatives.

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9.             Indemnification of Transfer Agent. Subject to the limitations set forth in this section, and provided the Transfer Agent has exercised reasonable customary care in the performance of its duties under this Agreement, the Funds and the Company shall indemnify, defend, and hold harmless (from the assets of the Funds to which the conduct in question relates) the Transfer Agent against all loss, damage, and liability, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants’ and counsel fees, incurred by the Transfer Agent in connection with the defense or disposition of any action, suit, or other proceeding, whether civil or criminal, before any court or administrative or legislative body, related to or resulting from this Agreement or the performance of services hereunder, except with respect to any matter as to which it has been determined that the loss, damage, or liability is a direct result of (i) a breach of fiduciary duty on the part of the Transfer Agent with respect to the receipt of compensation for services; or (ii) willful misfeasance, bad faith, negligence, or reckless disregard on the part of the Transfer Agent in the performance of its duties or from reckless disregard by it of its duties under this Agreement (either and both of the conduct described in clauses (i) and (ii) above being referred to hereinafter as “Disabling Conduct”). A determination that the Transfer Agent is entitled to indemnification may be made by (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Transfer Agent was not liable by reason of Disabling Conduct, (ii) dismissal of a court action or an administrative proceeding against the Transfer Agent for insufficiency of evidence of Disabling Conduct, or (iii) a reasonable determination, based upon a review of the facts, that the Transfer Agent was not liable by reason of Disabling Conduct by (a) vote of a majority of a quorum of Trustees who are neither “interested persons” of the Company as the quoted phrase is defined in Section 2(a)(19) of the 1940 Act nor parties to the action, suit or other proceeding on the same or similar grounds that is then or has been pending or threatened (such quorum of such Trustees being referred to hereinafter as the “Independent Trustees”) or (b) an independent legal counsel approved by the Trustees, including a majority of Independent Trustees, (hereinafter referred to as an “independent legal counsel”) in a written opinion. Expenses, including accountants’ and counsel fees so incurred by the Transfer Agent (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund or Funds to which the conduct in question related in advance of the final disposition of any such action, suit or proceeding; provided, that the Transfer Agent shall have undertaken to repay the amounts so paid unless it is ultimately determined that it is entitled to indemnification of such expenses under this section and if (i) the Transfer Agent shall have provided security for such undertaking, (ii) the Company shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of the Independent Trustees, or an independent legal counsel in a written opinion, shall have determined, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Transfer Agent ultimately will be entitled to indemnification hereunder.

As to any matter disposed of by a compromise payment by the Transfer Agent referred to in this section, pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such indemnification shall be approved (i) by a majority of the Independent Trustees or (ii) by an independent legal counsel in a written opinion. Approval by the Independent Trustees pursuant to clause (i) shall not prevent the recovery from the Transfer Agent of any amount paid to the Transfer Agent in accordance with either of such clauses as indemnification of the Transfer Agent is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that the Transfer Agent’s action was in or not opposed to the best interests of the Company or to have been liable to the Company or its Shareholders by reason of willful misfeasance, bad faith, negligence, or reckless disregard of the duties involved in its conduct under the Agreement.

The right of indemnification provided by this section shall not be exclusive of or affect any of the rights to which the Transfer Agent may be entitled. Nothing contained in this section shall affect any rights to indemnification to which Trustees, officers, or other personnel of the Company, and other persons may be entitled by contract or otherwise under law, nor the power of the Company to purchase and maintain liability insurance on behalf of any such person.

The Company shall take all such action as may be necessary and appropriate to authorize the Company hereunder to pay the indemnification required by this section including, without limitation, to the extent needed, to determine whether the Transfer Agent is entitled to indemnification hereunder and the reasonable amount of any indemnity due it hereunder, or employ independent legal counsel for that purpose.

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The provisions contained in this section shall survive the expiration or other termination of this Agreement, shall be deemed to include and protect the Transfer Agent and its directors, officers, employees, and agents and shall inure to the benefit of its/their respective successors, assigns, and personal representatives.

10.           Assignment and Subcontracting.

a.             Assignment. The Parties hereby mutually consent that:

i.	This Agreement may be assigned to a qualified and duly registered transfer agent, upon written notice to all affected parties within 15 days of such assignment

In the event that this Agreement is successfully assigned, either by express written consent of the parties or in any way otherwise, this Agreement shall be binding upon the respective assigns.

b.           Subcontracting. The parties hereby mutually consent that the Transfer Agent may, at its expense unless otherwise provided in the Agreement, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Transfer Agent shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and shall be responsible for the performance of such subcontractor. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors

11.          Confidentiality. The Transfer Agent agrees, on behalf of itself and its officers, directors, agents, and employees, to treat as confidential all records and other information relating to the Company and its prior, present, and future shareholders (“Confidential Information”) and to not use or disclose the Confidential Information for any purpose other than in performance of its responsibilities and duties under the Agreement. Notwithstanding the forgoing, the Transfer Agent may divulge the Confidential Information (i) with the prior written consent of the Company; (ii) when the Transfer Agent, in good faith, believes it may be exposed to civil or criminal contempt proceedings for failure to comply with court orders or when requested by duly constituted governmental authorities or the National Association of Securities Dealers pursuant to their respective legal authority, upon prior written notice to the Company, unless prohibited by the court order or governmental authority; (iii) to the Company’s investment adviser(s), administrator, distributor, custodian, outside legal counsel, or independent public accountants, in the ordinary course of business, to the extent necessary for those service providers to perform their respective services to the Company; (iv) to the Company, when requested by the Company; or (v) when requested by a shareholder, but only with respect to Confidential Information that specifically relates to such shareholder and the shareholder’s account. For purposes of this section, the following records and other information shall not be considered Confidential Information: any record or other information relating to the Company and its prior, present, and future shareholders (a) which is or becomes publicly available through no negligent or unauthorized act or omission by the Transfer Agent; (b) which is disseminated by the Company in a public filing with the SEC or posted on the website of the Company, the Fund, the Fund’s investment adviser, or any of the Fund’s other service providers for general public review; (c) which is lawfully obtained from third parties who are not under an obligation of confidentiality to the Company or its prior, present, and future shareholders; or (d) previously known by the Transfer Agent prior to the date of the Agreement.

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12.           Duration and Termination.

(a)	Effective Date. This Agreement shall become effective on the date first written above.

(b)	Duration. This Agreement shall remain effective for a period of two years. Thereafter, this Agreement shall renew for periods of two years and continue in full force and effect unless terminated by either party.

(c)	Termination. This Agreement may be terminated by either party by giving not less than one hundred twenty (120) days’ prior written notice to the other party prior to then current expiration date of the contract, which will be in terms of two years from the anniversary date of the Agreement. This Agreement may also be terminated at any time as follows:

(i)	By mutual written agreement of the parties; or

(ii)	For cause – in the event of willful misconduct, negligence, or breach of this Agreement by the non-moving party. Such termination requires giving not less than thirty (30) days’ prior written notice to the other party.

If the Company terminates this Agreement with an effective date prior to the end of the current term, unless terminated by mutual agreement, for cause, or as contemplated by Section 13 (below), Transfer Agent shall be paid either a Termination or Liquidation fee (as appropriate). Said fee is not a penalty but an extra fee to compensate Transfer Agent for its service in assisting in transferring records and reports or otherwise wrapping up its services under this Agreement for such Fund. The relevant fee shall be as follows:

Upon the termination of this Agreement with respect to any Fund:

(i)	A fee equal to the compensation paid (or payable to) Nottingham for the two months immediately prior to such termination.

Upon the liquidation of any Fund:

(i)	In lieu of the foregoing termination fee, a liquidation fee equal to the compensation paid (or payable to) Nottingham for the two months immediately prior such termination.

Termination and Liquidation fees shall be paid promptly upon termination or liquidation, respectively.

Termination and Liquidation fees shall be in addition to reimbursing Nottingham for its reasonable out-of-pocket expenses in connection with Nottingham’s activities in effecting such termination or liquidation. This includes, but is not limited to, the cost of delivering to the Company or its designee the Company’s records and documents or copies thereof.

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13.           Amendment. This Agreement may be amended by mutual written consent of the parties. If, at any time during the existence of this Agreement, the Company deems it necessary or advisable in the best interests of the Company that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the SEC or state regulatory agencies or other governmental authority, or to obtain any advantage under state or federal laws, and shall notify the Transfer Agent of the form of amendment which it deems necessary or advisable and the reasons therefore, and if the Transfer Agent declines to assent to such amendment, the Company may terminate this Agreement forthwith.

14.           Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing and will be deemed sufficient if personally delivered or sent by registered or certified mailed, postage prepaid, address to the other party at the principal place of business of such party. Notices shall be effective upon delivery.

15.           Construction. This Agreement shall be governed and enforced in accordance with the laws of the State of North Carolina without regard to the principles of the conflict of laws or the choice of laws. If any provision of this Agreement, or portion thereof, shall be determined to be void or unenforceable by any court of competent jurisdiction, then such determination shall not affect any other provision of this Agreement, or portion thereof, all of which other provisions and portions thereof shall remain in full force and effect. If any provision of this Agreement, or portion thereof, is capable of two interpretations, one of which would render the provision, or portion thereof, void and the other of which would render the provision, or portion thereof, valid, then the provision, or portion thereof, shall have the meaning that renders it valid.

16.           Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Company are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation, or liability of any other Fund, whether arising under this Agreement or otherwise. In cases where there are multiple Funds managed by the same investment adviser, every attempt will be made to allocate expenses among the Funds in a manner that represents the division of expense required for each Fund’s operations.

[the rest of this page is left blank intentionally, to be followed by the signature page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers effective as of the date indicated above.

The Nottingham Company (LLC)

By:

Name:

Title:

NOTTINGHAM SHAREHOLDERS SERVICES LLC

By:

Name:

Title:

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SCHEDULE A

List of Funds

Fund Name	Ticker	# of Shares per Creation Unit
Brandywine Large Cap ETF		10,000

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SCHEDULE B

SHAREHOLDER SERVICING SERVICES

1.	Perform and facilitate the performance of purchases and redemption of Creation Units;

2.	Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Funds;

3.	Record the issuance of Shares of the Funds and maintain a record of the total number of Shares of the Funds which are outstanding, and, based upon data provided to it by the Funds, the total number of authorized Shares. The Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Funds;

4.	Prepare and transmit to the Funds and the Company’s administrator and to any applicable securities exchange (as specified to the Transfer Agent by the Company or its administrator) information with respect to purchases and redemptions of Shares;

5.	On days that the Funds may accept orders for purchases or redemptions, calculate and transmit to the exchange on which each Fund is listed for sale, the portfolio composition file (“PCF”) and such other data as may be reasonably requested by that exchange;

6.	On days that the Funds may accept orders for purchases or redemptions, transmit to the Distributor, Administrator, DTC and such other parties as may be reasonably requested by TNCLLC the amount of Shares purchased on such day;

7.	Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

8.	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

9.	Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

10.	Distribute or maintain, as directed by the Company, amounts related to purchases and redemptions of Creation Units, dividends and distributions, variation margin on derivative securities and collateral;

11.	Maintain the following books and records of the Company:

a.	Source Documents requesting Creations and Redemptions

b.	Correspondence/AP Inquiries

c.	Reconciliations, bank statements, copies of canceled checks, cash roofs

d.	Daily/Monthly reconciliation of outstanding Shares between the Company and DTC

e.	Dividend Records

f.	Year-end Statements and Tax Forms

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12.	Prepare a monthly report of all purchases and redemptions of Shares during such month on a transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

13.	Receive from the Distributor (as defined in the Participant Agreement) or from its agent purchase orders from Authorized Participants (as defined in the Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Funds by the Distributor, transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Company and hold such Shares in the account of the Shareholder for each of the Funds;

14.	Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder; and

15.	Confirm the name, U.S taxpayer identification number, and principal place of business of each Authorized Participant.

16.	The Transfer Agent may execute transactions directly with Authorized Participants to the extent necessary or appropriate to enable the Transfer Agent to carry out any of the duties set forth above.

Except as otherwise instructed by the Company, the Transfer Agent shall process all transactions in accordance with the policies and procedures mutually agreed upon between the Company and the Transfer Agent with respect to the proper net asset value to be applied to purchases received in good order by the Transfer Agent or from a Authorized Participant before any cut-offs established by the Funds, and such other matters set forth above as these policies and procedures are intended to address.

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